                                  Exhibit 6(i)

                    STATE STREET RESEARCH INVESTMENT SERVICES, INC.
                              One Financial Center
                        Boston, Massachusetts 02111-2690

                                         Date:  October 18, 2000

State Street Research Concentrated Large-Cap Value Fund
State Street Research Tax-Managed Small-Cap Fund
   series of State Street Research Securities Trust ("Trust")
One Financial Center
Boston, Massachusetts  02111

Ladies and Gentlemen:

         State Street Research Investment Services, Inc. ("Distributor") voluntarily undertakes to pay certain expenses of the State Street Research Concentrated Large-Cap Value Fund and the State Street Research Tax-Managed Small-Cap Fund up to an amount which will enable each Fund to maintain a level of actual total operating expenses of approximately 1.15% of net assets of the Concentrated Large-Cap Value Fund and 1.20% of net assets of the Tax-Managed Small-Cap Fund, or as otherwise mutually agreed from time to time by the Distributor and Board of Trustees of the Trust on behalf of each Fund ("Expense Benchmark"). The following expenses are excluded from this undertaking: Rule 12b-1 fees and any other class specific expenses, interest, taxes, brokerage commissions, and extraordinary expenses such as litigation and other expenses not incurred in the ordinary course of each Fund's business. The Distributor may unilaterally cease to pay Fund expenses pursuant to this undertaking at any time.

         The Distributor is entitled to payment from each Fund for the amount of expenses paid on behalf of the Fund when the Fund's actual total operating expenses are less than the Expense Benchmark then in effect, provided that the effect of such payment does not cause the Fund to exceed the lower of (a) the Expense Benchmark then in effect or (b) the Expense Benchmark in effect in the year that the expenses were originally paid. The Distributor will not be entitled to such repayments from a Fund after the end of the fifth fiscal year of the Fund following the year in which the expenses were originally paid.

                                         Sincerely,

                                         State Street Research Investment
                                         Services, Inc.


                                         By:  /s/ Kevin Wilkins
                                              ---------------------------------
                                              Kevin Wilkins
                                              Executive Vice President

Acknowledged and accepted:

State Street Research Concentrated Large-Cap Value Fund
State Street Research Tax-Managed Small-Cap Fund series of State Street Research Securities Trust

By: /s/ Douglas A. Romich
    ----------------------------------------------------------
    Douglas A. Romich
    Assistant Treasurer